Exhibit 5.1.2
[Letterhead of Jones Day]
May 28, 2008
National City Bank
1900 East 9th Street
Cleveland, Ohio 44114
     Re:    National City Credit Card Master Note Trust, Series 2008-2
Ladies and Gentlemen:
     We have acted as special counsel to National City Bank (the “Bank”) in connection with the issuance and sale by National City Credit Card Master Note Trust, a Delaware statutory trust (the “Issuer”), of $175,000,000 aggregate principal amount of Class A Asset Backed Notes (the “Notes”), pursuant to the Underwriting Agreement dated May 15, 2008, among the Bank, the Issuer, and Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, each in its individual capacity and as a representative of the several underwriters named therein (the “Underwriting Agreement”). The Notes are being issued by the Issuer pursuant to the Indenture, dated as of August 23, 2005, as amended by the First Amendment dated as of March 20, 2007, and as supplemented by the Series 2008-2 Indenture Supplement, dated as of May 28, 2008 (as amended or supplemented, the “Indenture”), and each between the Issuer and The Bank of New York, as trustee.
     In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary entity authorization, execution, authentication, payment and delivery of and under all documents, and the necessary entity power and authority with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that

National City Bank
May 28, 2008

affects the correctness of any opinion expressed below. In rendering this opinion letter, except for any matter that is specifically addressed in any opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates.
     In rendering this opinion letter, each opinion expressed and assumption relied upon herein with respect to the enforceability of any right or obligation is subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law, (ii) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties, (iii) the effect of certain laws, regulations and judicial and other decisions upon (a) the availability and enforceability of certain remedies, including the remedies of specific performance and self-help, and provisions purporting to waive the obligation of good faith, materiality, fair dealing, diligence, reasonableness or objection to judicial jurisdiction, venue or forum and (b) the enforceability of any provision the violation of which would not have any material adverse effect on the performance by any party of its obligations under any agreement and (iv) public policy considerations underlying United States federal securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement which purports or is construed to provide indemnification with respect to securities law violations.
     In rendering this opinion letter, we do not express any opinion concerning any laws other than the laws of the State of New York. We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.
     Based upon and subject to the foregoing, it is our opinion that:
1. Assuming that the Issuer has duly authorized, executed and delivered the Indenture, the Indenture constitutes an enforceable obligation of the Issuer in accordance with its terms.

2. Assuming that the issuance of the Notes has been duly authorized by the Issuer, and the Notes have been duly executed by the Issuer and authenticated by the

National City Bank
May 28, 2008

Indenture Trustee in accordance with the terms of the Indenture and delivered against payment in accordance with the Underwriting Agreement, the Notes are the legal, valid and binding obligations of the Issuer, enforceable in accordance with their terms.
     With respect to the opinions expressed above and the qualifications thereto, the term “enforceable” as used therein with respect to an agreement or instrument and a party thereto means that the agreement or instrument is a valid, binding and enforceable obligation of such party.
     We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the use of our name in the prospectus and prospectus supplement included in the Registration Statement under the heading “Legal Matters”, without admitting that we are “persons” within the meaning of Section 7(a) or 11(a)(4) of the 1933 Act, or “experts” within the meaning of Section 11 thereof, with respect to any portion of the Registration Statement.
Very truly yours,
/s/ Jones Day
Jones Day